Exhibit 10.2

REVOLVING PROMISSORY NOTE

$30,000,000.00	May 4, 2015

For value received, GEOSPACE TECHNOLOGIES CORPORATION, a Texas corporation (“Borrower”), does hereby promise to pay to the order of FROST BANK, a Texas state bank (“Lender”), at P.O.  Box 34746, San Antonio, Texas 78265, or at such other address as Lender shall from time to time specify in writing, in lawful money of the United States of America, the sum of THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00), or so much thereof as from time to time may be disbursed by Lender to Borrower under the terms of that certain Loan Agreement dated September 27, 2013, between Borrower, Guarantor (as defined therein) and Lender (as amended by that certain First Amendment to Loan Agreement executed by the parties thereto on December 16, 2013, and effective as of September 27, 2013, and that certain Second Amendment to Loan Agreement executed by the parties thereto dated May 4, 2015, and as from time to time further amended, restated, supplemented, modified or replaced, the “Loan Agreement”), and be outstanding, together with interest from the date hereof on the principal balance outstanding from time to time as hereinafter provided.  Interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days elapsed, unless such calculation would result in a rate greater than the highest rate permitted by applicable law, in which case interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be.  Any capitalized terms used in this Note and not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement.

1. Payment Terms.  Interest only on amounts outstanding hereunder shall be due and payable monthly as it accrues, on the 1st day of each and every calendar month, beginning May 1, 2015, and continuing regularly and monthly thereafter until the Termination Date, when the entire amount hereof, principal and accrued interest then remaining unpaid, shall be then due and payable; interest being calculated on the unpaid principal each day principal is outstanding and all payments made credited to any collection costs and late charges, to the discharge of the interest accrued and to the reduction of the principal, in such order as Lender shall determine.

2. Interest Rate. Interest on the outstanding and unpaid principal balance hereof shall be computed at a per annum rate equal to the lesser of (a) a rate equal to the Prime Rate, plus zero percent (0.0%) per annum, or (b) the Maximum Rate.  The term “Prime Rate,” as used herein, shall mean the maximum “Latest” “U.S.” prime rate of interest per annum published from time to time in the Money Rates section of The Wall Street Journal (U.S. Edition) or in any successor publication to The Wall Street Journal.  Borrower understands that the Prime Rate may not be the best, lowest, or most favored rate of Lender or The Wall Street Journal, and any representation or warranty in that regard is expressly disclaimed by Lender.  Borrower acknowledges that (i) if more than one U.S. prime rate is published at any time by The Wall Street Journal, the highest of such prime rates shall constitute the Prime Rate hereunder, and (ii) if at any time The Wall Street Journal ceases to publish a U.S. prime rate, Lender shall have the right to select a substitute rate that Lender determines, in the exercise of its reasonable commercial discretion, to be comparable to such prime rate, and the substituted rate as so selected, upon the sending of written notice thereof to Borrower, shall constitute the Prime Rate hereunder.  Upon each increase or decrease hereafter in the Prime Rate, the rate of interest upon the unpaid principal balance hereof shall be increased or decreased by the same amount as the increase or decrease in the Prime Rate, such increase or decrease to become effective as of the day of each such change in the Prime Rate and without notice to Borrower or any other person.

3. Late Charge.  If a payment is made more than 10 days after it is due, Borrower will be charged, in addition to interest, a delinquency charge of (a) 5% of the unpaid portion of the regularly scheduled payment, or (b) $250.00, whichever is less.  Additionally, upon maturity of this Note, if the outstanding principal balance (plus all accrued but unpaid interest) is not paid within 10 days of the maturity date, Borrower will be charged a delinquency charge of (i) 5% of the sum of the outstanding principal balance (plus all accrued but unpaid interest), or (ii) $250.00, whichever is less.  Borrower agrees with Lender that the charges set forth herein are reasonable compensation to Lender for the handling of such late payments.

4. Default Rate.  For so long as any Event of Default exists, regardless of whether or not there has been an acceleration of the indebtedness evidenced by this Note, and at all times after the maturity of the indebtedness evidenced by this Note (whether by acceleration or otherwise), and in addition to all other rights and remedies of Lender hereunder, interest shall accrue at the applicable rate stated in Section 2 above plus two percent (2%) per annum, but in no event in excess of the Maximum Rate, and such accrued interest shall be immediately due and payable.  Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender’s actual damages resulting from any Event of Default, and such accrued interest is a reasonable estimate of those damages and does not constitute a penalty.

5. Revolving Line of Credit.  Under the Loan Agreement, Borrower may request advances and make payments hereunder from time to time, provided that it is understood and agreed that the aggregate principal amount outstanding from time to time hereunder shall not at any time exceed the amount permitted under the terms of the Loan Agreement.  The unpaid balance of this Note shall increase and decrease with each new advance or payment hereunder, as the case may be.  This Note shall not be deemed terminated or canceled prior to the date of its maturity other than in accordance with the terms of the Loan Agreement, although the entire principal balance hereof may from time to time be paid in full.  Borrower may borrow, repay and re-borrow hereunder.  All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower.  If any payment of principal or interest on this Note shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and any such extension of time shall be included in computing interest in connection with such payment.  The books and records of Lender shall be prima facie evidence of all outstanding principal of and accrued and unpaid interest on this Note.

6. Prepayment.  Borrower reserves the right from time to time to prepay, prior to maturity, all or any part of the principal of this Note without premium or penalty.  Any prepayments shall be applied first to accrued interest and then to principal.  Borrower will provide written notice to the holder of this Note of any such prepayment of all or any part of the principal at the time thereof.  All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower.

7. Default.  It is expressly provided that upon the occurrence and during the continuance of an Event of Default the holder of this Note may, at its option, exercise the remedies of Lender provided in Section 9.02 of the Loan Agreement; and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Borrower agrees and promises to pay all out-of-pocket costs of collection, including reasonable attorney’s fees.

8. No Usury Intended; Usury Savings Clause.  In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the Maximum Rate.  The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded.  To the extent permitted by applicable law, determination of the Maximum Rate shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from the Borrower hereof in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

9. Security.  This Note has been executed and delivered pursuant to the Loan Agreement and is secured by a Security Agreement dated as of September 27, 2013, by and among Borrower, each of the domestic subsidiaries of Borrower identified on Schedule 1 attached hereto and Lender, covering certain collateral as more particularly described therein.  The holder of this Note is entitled to the benefits and security provided in the Loan Documents.

10. Joint and Several Liability; Waiver.  Each maker, signer, surety and endorser hereof, as well as all successors and assigns of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder.  Lender may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this Note without affecting the obligations of the others.  All such persons or entities expressly waive presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by applicable law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, releases or exchanges of collateral, or taking of additional collateral, with or without notice, before or after maturity.  No delay or omission of Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note.

11. Texas Finance Code.  In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note.  To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the “weekly ceiling” specified in such article is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

Revolving Promissory Note	2

12. Governing Law; Venue.  This Note is being executed and delivered, and is intended to be performed in the State of Texas.  Except to the extent that the laws of the United States of America may apply to the terms hereof, the substantive laws of the State of Texas (without regard to conflicts of laws) shall govern the validity, construction, enforcement and interpretation of this Note.  In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Bexar County, Texas.

13. Purpose of Loan.  Borrower agrees that no advances under this Note shall be used for personal, family or household purposes, and that all advances hereunder shall be used solely for business, commercial, investment, or other similar purposes.

14. Captions.  The captions in this Note are inserted for convenience only and are not to be used to limit the terms herein.

15. Renewal.  This Note is given in renewal, extension and decrease, but not extinguishment, of all amounts left owing and unpaid on that certain Revolving Promissory Note dated September 27, 2013, executed and delivered by Borrower, formerly known as Geospace Technologies Corporation, a Delaware corporation, and payable to the order of Lender in the original face amount of $50,000,000.00.

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Revolving Promissory Note	3

BORROWER:

GEOSPACE TECHNOLOGIES CORPORATION, a Texas corporation

By:	/s/ Thomas T. McEntire
Thomas T. McEntire, Vice President,
Chief Financial Officer and Secretary

Revolving Promissory Note	Signature Page to Revolving Promissory Note

SCHEDULE 1

TO

REVOLVING PROMISSORY NOTE

(1)	GTC, Inc., a Texas corporation
(2)	Exile Technologies Corporation, a Texas corporation
(3)	Geospace Engineering Resources International, Inc., a Texas corporation
(4)	Geospace Finance Corp., a Texas corporation
(5)	Geospace J.V., Inc., a Texas corporation
(6)	Geospace Technologies, Sucursal Sudamericana LLC, a Texas limited liability company

Revolving Promissory Note	Schedule 1 to Revolving Promissory Note